SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C.  20549


                       SCHEDULE 14A INFORMATION
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               JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2
                     One Insignia Financial Plaza
                         Post Office Box 2347
                   Greenville, South Carolina 29602
           (Name of Registrant as Specified In Its Charter)


                      James C. Morton, III, Esq.
               Haynsworth, Marion, McKay & GuJrard, LLP
                     75 Beattie Place, 11th Floor
                     Two Insignia Financial Plaza
                  Greenville, South Carolina  29601
                            (864) 240-3320
 (Name, Address and Telephone Number of Persons Authorized to Receive
  Notices and Communications on Behalf of Persons Filing Statement)


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            JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2

                  One Insignia Financial Plaza
                      Post Office Box 2347
                Greenville, South Carolina 29602
                         (864) 239-1000



                 CONSENT SOLICITATION STATEMENT

                       SEPTEMBER 20, 1996


                          INTRODUCTION

General

          This consent solicitation ("Consent Solicitation") is furnished in connection with the solicitation of consents by ConCap Equities, Inc., a Delaware corporation ("General Partner" or "CEI"), the General Partner of Johnstown/Consolidated Income Partners/2, a California limited partnership (the "Partnership"), to grant the General Partner the authority to sell all or substantially all the assets of the Partnership (the "Partnership Assets") to an entity or entities not affiliated with the General Partner or the Partnership. If such a sale were to occur, it would consequently bring about the liquidation of the Partnership. This Consent Solicitation and enclosed consent form ("Consent") are first being mailed to unitholders ("Unitholders") on or about September 20, 1996. Please complete, date and sign the enclosed Consent and return it to Johnstown/Consolidated Income Partners/2 Proxy Returns, P.O. Box 2347, Greenville, South Carolina 29602, in the enclosed envelope. The Consent Solicitation and Consent will expire on the earlier of (i) the Consent Effective Date (as defined herein) and (ii) midnight on November 22, 1996 (the "Expiration Date"), unless the General Partner elects to extend the Expiration Date for a period of up to an additional sixty (60) days.

          This Consent Solicitation is not being made to, and Consents will not be accepted from, Unitholders in any jurisdiction in which the Consent Solicitations would violate blue sky or securities laws of such jurisdiction.

          Under the California Revised Limited Partnership Act, unless the partnership agreement provides otherwise, limited partners have the right to vote on certain matters, and action may be taken by the General Partner only after the affirmative vote of a majority in interest of the limited partners. Under the Fourth Amended and Restated Certificate and Agreement of Johnstown/Consolidated Income Partners/2 (the "Partnership Agreement"), it is unclear whether the General Partner has the authority to sell all or substantially all of the Partnership Assets without first seeking the vote of the limited partners. See "Discussion of the Partnership Agreement." The General Partner believes the sale of substantially all of the Partnership Assets at a price of not less than Two Million Dollars ($2,000,000), if a binding contract can be entered into on or before June 30, 1997, would be in the Unitholders' best interest. The General Partner further believes that having to seek limited partners' approval of a sale of the Partnership's Assets after a buyer is located would adversely impact the General Partner's ability to effectuate a sale on favorable terms and conditions. See "REASONS FOR THE CONSENT SOLICITATION." A consequence of the closing of such a sale would be the dissolution and termination of the Partnership. See "Dissolution Following Authorized Sale."


The Proposal

          Unitholders' consent is sought to amend the Partnership Agreement to authorize the General Partner to sell all or substantially all of the Partnership Assets to a person or persons not affiliated with the General Partner or the Partnership, pursuant to a binding agreement to be entered into on or before June 30, 1997, at a price of not less than Two Million Dollars ($2,000,000) (the "Amendment"). The Partnership Assets are a 2/3rds undivided interest in Florida #6 Mini Warehouse - Lauderhill, Florida (the "Property"). The General Partner is not authorized to sell all or substantially all of the Partnership Assets to any buyer affiliated with the Partnership or the General Partner. The full text of the Amendment is set forth herein.


Interests of Certain Persons

          The General Partner is entitled to receive a distribution of one percent (1%) of distributable cash from operations which includes net cash proceeds from the sale of Partnership Assets. On Dissolution following such sale, at a price of Two Million Dollars ($2,000,000), the General Partner would receive a cash distribution of approximately Seven Hundred Fifteen Dollars ($715). See "Certain Federal Income Tax Considerations - Distributions to Unitholders."


Record Date

          The General Partner has fixed 5:00 P.M. (Greenville, South Carolina time) on September 19, 1996, as the record date ("Record Date") for determining those Unitholders entitled to notice of and to vote the interests in the Partnership (the "Limited Partnership Interests") with respect to matters set forth herein. The General Partner anticipates that there will be sixty-seven thousand eight hundred fourteen (67,814) units (the "Units") of Limited Partnership Interests outstanding and entitled to vote on the Amendment.


Approval of an Authorized Sale

          Unitholders should note that subsequent to the Amendment, the Unitholders will have no opportunity to evaluate the terms of any purchase offers for the Partnership Assets. See "Certain Considerations." As stated above, upon approval, the General Partner shall, consistent with obtaining the fair value of the Partnership Assets, take full account of the Partnership Assets, seek potential purchasers, and distribute the proceeds or assets as promptly as practicable.


Procedure for Consenting to the Amendment

          The Amendment will be approved (the "Consent Effective Date") when properly completed, unrevoked consents with respect to such sale are signed by holders of record on the Record Date of at least a majority of the Units then outstanding (the "Majority Vote") and such consents are delivered to the Partnership, provided the requisite consents are so delivered by the Expiration Date. If the Amendment is adopted, the proposed amendment to the Partnership Agreement set forth above will be effective and will apply prospectively from and after the date of approval of such proposal by the Limited Partners.

          Each Unit shall be entitled to one (1) vote with respect to the proposed Amendment. If a Unitholder specifies a choice with respect to the matter identified on the form of Consent, the Consent will be given in accordance with the specification so made. If a Unitholder executes a Consent but has failed to check a box marked "CONSENT" or "WITHHOLD CONSENT," such Unitholder will be deemed to have consented to the Amendment. If a Unitholder votes to "WITHHOLD CONSENT" or does not return the Consent, then such associated Unit or Units will not count towards satisfying the Majority Vote requirement.


Revocation of Consent

          Unitholders are hereby advised that the delivery of a subsequently executed Consent will revoke all previously executed Consents. Hence, Unitholders may revoke their Consent at any time prior to the Consent Effective Date. After the Consent Effective Date, no revocations can be made.

          Any Unitholder who desires to revoke a previously executed Consent may do so by furnishing the General Partner with a later dated Consent or letter or other written notice stating such Unitholder's name and that such Unitholder wishes to revoke a previously executed Consent. Such revocations will be deemed effective on the date of receipt by Johnstown/Consolidated Income Partners/2 Proxy Returns at the following address: P.O. Box 2347, Greenville, South Carolina 29602.



Consent Solicitation Expenses

          The Partnership has retained Beacon Hill Partners Inc. to assist in contacting the Unitholders at a fee of approximately Two Thousand Dollars ($2,000), plus expenses. In addition, certain officers, representatives and regular employees of the General Partner may also contact the Unitholders by telephone or facsimile or in person. The Partnership will reimburse brokers and other custodians or nominees for their reasonable expenses incurred in forwarding solicitation materials to beneficial owners of the Units. The entire cost of this solicitation will be borne by the Partnership.


Expenses of Sale

          If the Partnership sells the Partnership Assets (its undivided 2/3rds interest in the Property), rather than selling the Property in conjunction with Johnstown/Consolidated Income Partners (the owners of the other 1/3rd interest in the Property), the Partnership shall bear all expenses incurred in connection with the sale. The General Partner believes that a higher price and a better return to the Limited Partners can be obtained if the Property is sold as one unit, rather than selling the Partnership Assets separately. If the Partnership and Johnstown/Consolidated Income Partners work together to sell the Property, the Partnership will divide the expenses incurred in connection with the sale with Johnstown/Consolidated Income Partners. The expenses will be divided on a percentage of ownership basis with the Partnership paying 2/3rds and Johnstown/Consolidated Income Partners paying the other 1/3rd. This arrangement is dictated by an agreement executed between the partnerships in 1991, when the partnerships foreclosed on the mortgage on the Property.


             DISCUSSION OF THE PARTNERSHIP AGREEMENT

          The relevant provisions of the Partnership Agreement are as follows:

Section 2.04, Powers and Duties of the Limited Partners and Unitholders, provides as follows:

     Neither the Limited Partners nor the Unitholders shall have any right to vote on or approve (i) transactions in which the General Partner has an actual or potential conflict of interest; (ii) the sale, exchange, financing, refinancing, or other disposition of Assets; or (iii) any other matter not specifically provided for in this Agreement.

Section 9.01, Dissolving Events, provides as follows:

     The Partnership shall be liquidated and dissolved in the manner hereinafter provided upon the happening of any of the following events (referred to herein as "Dissolving Events"):

          (a) the sale or other disposition and the conversion to cash of all or substantially all of the Assets of the Partnership; . . .

Section 2.02(b), General Restrictions on the Powers of the General Partner, provides:

          . . . Unless the prior consent of the Limited Partners holding a majority of the Limited Partner Interests of the Partnership is obtained, the General Partner shall be prohibited from: . . .

               (D) selling substantially all of the Partnership's Assets in a single sale or in multiple sales in the same 12-month period, except in the orderly liquidation and winding up of the business of the Partnership upon its termination and dissolution;

               (E) dissolving the Partnership, except as provided in Section 2.01(e); . . . [' 2.01(e) is not applicable here]

          As noted above, '' 2.02(b)(D) and 2.04 give the General Partner the power to sell Partnership Assets but ' 2.02(b)(E) does not give the General Partner the power to dissolve the Partnership except as provided in ' 2.02(e), which does not apply here. Consequently, it is unclear whether the General Partner has the authority, without the approval of the limited partners, to sell the Assets of the Partnership, if such sale would result in the dissolution of the Partnership. The Amendment will give the General Partner the authority to enter into a binding agreement to sell, at any time prior to June 30, 1997, the Partnership Assets for a price of not less than Two Million Dollars ($2,000,000), and, thereafter, dissolve the Partnership.


              DESCRIPTION OF THE PROPOSED AMENDMENT


THE GENERAL PARTNER BELIEVES THAT THE PROPOSED AMENDMENT IS IN THE BEST INTEREST OF THE UNITHOLDERS AND THAT THE UNITHOLDERS SHOULD VOTE TO "CONSENT" TO THE AMENDMENT.

     The following sets forth the text of the proposed amendment to the Partnership Agreement, showing the changes (additions are indicated by text in quotation marks; deletions are indicated by text in all caps):


2.01 Rights and Powers of the General Partner

     (h) "Sale of Substantially All of the Partnership Assets. The General Partner may act to sell all or substantially all of the Assets of the Partnership without the prior consent of the Limited Partners holding a majority of the Limited Partner Interests if the General Partner has an executed contract of sale with a buyer by June 30, 1997, provided the offer to purchase the Assets is for at least Two Million Dollars ($2,000,000), and the buyer is not affiliated with the Partnership or the General Partner."


2.02 General Limitations

     (b)  General Restrictions  on  the Powers  of  the General  Partner.   The
     General Partner shall not cause the Partnership to: (i) reinvest any Distributable Cash from Operations; (ii) operate the Partnership in such a manner as to have the Partnership classified as an "investment company" for purposes of the Investment Company Act of 1940; (iii) grant the Sponsor or an Affiliate an exclusive right to sell or exclusive employment to sell Assets for the Partnership; (iv) cause the Partnership to enter into any agreements with the General Partner or its Affiliates that shall not be subject to termination without penalty by either party upon not more than sixty (60) days' written notice, except for the Depository Agreement or any joint-venture agreement with an Affiliate; (v) invest in securities of other issuers for investment or for the purpose of exercising control unless it acquires all of such securities in order to facilitate the acquisition of real property or, unless the securities are limited partnership interests described in Section 2.02(e); (vi) underwrite securities of other issuers; (vii) issue senior securities; (viii) engage in the purchase and sale (or turnover) of investments (ix) acquire Assets in exchange for Units or Interests. Neither the General Partner nor the Sponsor may receive a rebate, give-up, or similar payment or enter into any reciprocal business arrangement that would circumvent the restrictions against dealing with Affiliates or Sponsors contained in the Agreement. Unless the prior consent of Limited Partners holding a majority of Limited Partner Interests of the Partnership is obtained, the General Partner shall be prohibited from:

          (A)       amending this  Agreement, except  as otherwise  provided  in
                    Article XVI;

          (B) withdrawing or retiring from its position as General Partner except as otherwise provided in Section 8.02;

          (C) appointing a new General Partner or Partners except as otherwise provided in Section 8.02;

          (D)       "Reserved;"

          (E)       "Reserved;"

          (F) executing or delivering any assignment for the benefit of the creditors or the Partnership; or

          (G) releasing, assigning, or transferring a Partnership claim, security, commodity, or any other Assets of the Partnership without full and adequate consideration.

              REASONS FOR THE CONSENT SOLICITATION


Background and Reasons for the Amendment

          The Partnership was organized as a limited partnership to invest in mortgage loans originated or purchased by the Partnership and to acquire, own, operate and ultimately dispose of income-producing real properties for the benefit of its Unitholders. The Partnership concluded its investment activities by acquiring a 2/3rds undivided interest in a mortgage on a mini-warehouse located in Lauderhill, Florida and a real estate acquisition, development and construction lending arrangement which was subsequently repaid in 1989. In September 1991, the Partnership was forced to foreclose the mortgage on the Partnership's sole asset, the 2/3rds undivided interest in the mini-warehouse. Since the interest in the Property is the only asset of the Partnership, the
General Partner seeks to maximize the return on the investment of the Unitholders by selling the Partnership Assets and distributing the proceeds to the Unitholders. The General Partner is also the General Partner of Johnstown/Income Consolidated Partners, a California limited partnership which owns the other 1/3rd undivided interest in the Property.

          The General Partner believes that the return on investment to the Unitholders would be maximized by the sale of the 2/3rds undivided interest in the Property and the subsequent liquidation and distribution of the proceeds thereof to the Unitholders. The General Partner has concluded the Partnership Assets should be sold if a desirable price can be achieved. The General Partner has concluded that the sale and subsequent liquidation are in the best interest of the Unitholders for each of the following reasons taken together and without specifically placing any greater or lesser importance on any of them: (1) according to section 1.05(a) of the Partnership Agreement, one objective of the Partnership is to preserve and protect the Unitholders' investments "in a diversified portfolio," the Partnership Agreement, in section 1.05(b) specifically contemplates a diversified portfolio of properties, the Partnership presently holds only one (1) investment in one (1) property, thus the goal is not being met; (2) the Partnership has held an interest in the Property for longer than anticipated; (3) because of increasing competition, as evidenced by decreasing occupancy (from 97% to 90% from 1994 to 1995) and the fact that there are now twenty-eight (28) similar facilities within a five (5) mile radius, the General Partner, has through an analysis of the Property determined that a longer holding period will not necessarily result in a significant increase in market value; (4) the General Partner believes that a fair value can currently be achieved for the Partnership Assets; (5) the Partnership may need to expend capital to maintain the Property in the next few years; (6) operating expenses of the Property and the Partnership are significant in relation to the value of the Partnership Assets, presently expenses are forty-five percent (45%) of revenue; (7) the expenses of maintaining and operating a public partnership when the partnership owns only one asset do not allow for economies of scale; (7) the evolution of the Partnership has been such that the General Partner believes that it is in the best interests of the Unitholders to sell the Partnership Assets and liquidate the Partnership; and (8) specific factors as set forth below.

          As more fully described below, as of the date hereof, the Partnership owns and operates only this one investment property.

          Florida #6 Mini Warehouse - Lauderhill, Florida. This mini-warehouse is located on approximately 4.01 acres of land and contains approximately 61,039 square feet of leasable space, with 43,315 square feet being non-air conditioned and 17,724 being air conditioned. The facility contains 751 self storage units, located in seven (7) one-story buildings and one (1) three-story building. In 1995, the average occupancy was ninety percent (90%). The self storage units are rented on a short-term basis, typically month-to-month.

          Occupancy Rates  and  Average Leasing  Income.   The  following table
summarizes the occupancy rate and average rental income per square foot for the #6 Florida Mini Warehouse (the "Property") for each of the last five (5) fiscal years.

                                                   AVERAGE RENTAL
YEAR                     OCCUPANCY RATE         INCOME PER SQ. FT


1995...........................90%........................ $10.44

1994...........................97%.........................$ 9.77

1993...........................95%........................$ 6.80*

1992...........................99%.........................$ 9.79

1991...........................90%.........................$ 9.72

* Hurricane Year.


          Principal Tenants.   Currently  there are  no  tenants occupying  ten
percent (10%) or more of the leasable square footage of the Property.

          The principal business carried on at the Property is the rental of individual storage spaces to consumers who lease the space on a short-term basis, in almost all instances month-to-month.

          In summary, because the Partnership never intended to own and operate the Property, and because the general and specific reasons state above, the General Partner believes that it is in the best interest of the Partnership and its Partners to pursue the sale of its interest in the Property and to subsequently dissolve the Partnership.

          As of June 30, 1996, the Partnership had approximately Five Hundred Fifty-Three Thousand Dollars ($553,000) in cash. These funds are being accumulated to provide sufficient funds to cover any capital improvements and/or operating expenses which may arise at the Partnership's property. Attached hereto as Exhibit "A" is a schedule of cash distributions which the Partnership has made to Unitholders since the Partnership's inception.

          As of June 30, 1996, the Partnership's 2/3rds undivided interest in the Property had an undepreciated book value of approximately Two Million One Hundred Eighty-Seven Thousand Dollars ($2,187,000), as reflected in the Partnership's updated financial statements. As of June 30, 1996, the Property was not encumbered by any mortgage, note or other indebtedness, and the Partnership's 2/3rds interest was owned clear of any other encumbrances.

          The General Partner believes that all of the Property is covered by adequate insurance provided by reputable companies and with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties.


                        THE SALE PROCESS


Coordination with Other Owners

          ConCap Equities, Inc. is the general partner of both Johnstown/Consolidated Income Partners (a California limited partnership) and Johnstown/Consolidated Income Partners/2. Johnstown/Consolidated Income Partners is the record owner of the remaining 1/3rd undivided interest in the Property and has indicated its desire to sell its 1/3rd undivided interest in the Property, in conjunction with the sale by the Partnership of the Partnership Assets, if fair value is obtained. The General Partner believes that the sale proceeds of the Property may be greater if a purchaser can purchase all, rather than an undivided 2/3rds portion, of the Property. Regardless, the General Partner intends to pursue a sale of the Partnership Assets if the Minimum Price can be secured.

          If the General Partner elects to sell the Property in conjunction with Johnstown/Consolidated Income Partners, the Partnership will divide the expenses incurred in connection with the sale with Johnstown/Consolidated Income
Partners. The expenses will be divided on an ownership basis with the Partnership paying 2/3rds and Johnstown/Consolidated Income Partners paying the other 1/3rd. This arrangement is dictated by an agreement executed between the partnerships in 1991, when the partnerships foreclosed on the mortgage on the Property. However, if the Partnership sells the interests in the Partnership itself, rather than the Property, the Partnership shall bear all expenses incurred in connection with the sale.

          All expenses associated with selling the Property will be divided 2/3rds to the Partnership and 1/3rd to Johnstown/Consolidated Income Partners. Each limited partnership will be responsible for its own separate expenses, including the Partnership's responsibility for the cost of solicitation of the consents to the Agreement.

The Sale Price

          If the Amendment is approved, the General Partner will seek to obtain a fair price for the Partnership Assets based on the market. Such price may be obtained through a negotiated sale or public auction. The General Partner may list the Property with a real estate broker experienced in sales of similar properties.

          The General Partner does not intend to have the Partnership Assets or the Property appraised by an independent appraiser. The General Partner believes that based on its experience in managing self-storage concerns, the interest previously shown in the property from other national self-storage management and operation firms, and the sales interest to be generated by it in the sales process, it will be in a position to determine whether a fair price can be obtained. In 1995, the Partnership received indications of interest from a non-affiliated potential buyer to purchase the entire Property at a price of approximately Three Million Five Hundred Thousand Dollars ($3,500,000), the Partnership's 2/3rds interest being Two Million Three Hundred Thirty-three Thousand Three Hundred Thirty-three Dollars ($2,333,333). The General Partner's inability to bind the Partnership to a sale was one of the reasons the transaction could not be pursued. The Minimum Price is being established approximately fifteen percent (15%) below the price of the indication of interest for several reasons. First, there is no assurance that the potential purchaser would have paid that price. Second, the amount a potential purchaser would be willing to pay for the Property will depend, in part, on numerous factors, including the current occupancy rate, the cost of funds, and the physical status of the Property. Occupancy rates can vary significantly since self-storage units are generally rented on a short-term basis, usually month-to-month. The occupancy rates in 1995, were above ninety percent (90%) and there is no assurance that occupancy rates at this level can be maintained. Further, since the indication of interest in the Property was received in 1995, additional self-storage units have been built in the area, interest rates (and therefore the costs of funds to purchase) have increased, the need for additional capital expenditures estimated at Sixty-six Thousand Dollars ($66,000) over the next four (4) years have been identified, and Rent Loss has increased from twelve percent (12%) in 1995 to thirteen point six percent (13.6%) in 1996. Rent Loss is vacancy loss plus bad debt plus any other amounts written off in the operation of the Property, such as concessions.

          The minimum price of Two Million Dollars ($2,000,000) (the "Minimum Price") may or may not be the fair market value of the Partnership Assets, and the General Partner shall be under no obligation to sell the Partnership Assets for the Minimum Price if it, in its sole judgment, determines that this price does not reflect a fair value for the Partnership Assets. Moreover, there is no assurance that the General Partner will be able to sell the Partnership Assets for the Minimum Price. The Minimum Price was established by the General Partner based on its knowledge of the Partnership Assets, using, among other things, a discounted cash flow analysis of the operating revenue stream generated by the Property as a whole, using an eleven percent (11%) discount rate, and factoring in other relevant determinants that affect the value of similar types of real estate developments as the Property. The factors considered included (i) the need for future capital expenditures, estimated at Sixty-six Thousand Dollars ($66,000) over the next four (4) years; (ii) the costs of selling the self-storage facility; (iii) as the Property ages, operating costs are anticipated to increase; (iv) opportunity costs of funds; and (v) external factors such as increased competition, as evidenced by the fact that there are now twenty-eight
(28) similar facilities within a five (5) mile radius, and the economic conditions of the Lauderhill-Miami metro area.

          Upon approval of the Amendment, the General Partner will use its best efforts to consummate the sale of the Partnership Assets upon terms and conditions which the General Partner expects will maximize the proceeds distributable to Unitholders. Although none of the final terms of the Sale of the Partnership Assets in connection with the Sale and subsequent liquidation can be determined presently, the General Partner will only consider sales of the Partnership Assets only if such sales are for cash.


Dissolution Following Authorized Sale

          Pursuant to the Amendment, upon the sale of significantly all the Assets of the Partnership, the Partnership will be liquidated. The General Partner will take full account of the Partnership's assets and liabilities and apply and distribute the proceeds as follows: distributions will be made in accordance with the Positive Capital Account balances of the Partners and Unitholders, after taking into account all Capital Account adjustments for the Partnership taxable year during which the liquidation occurs, by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation). The General Partner will be obligated to restore its deficit Capital Account balance, if any exists, after the liquidation of its interest in the Partnership, but Limited Partners shall have no such obligation (per ' 5.04 of the Partnership Agreement).

          It should be noted that the California Revised Limited Partnership Act provides that a general partner may wind up the affairs of a partnership subsequent to its dissolution and that subsequent to such a dissolution a general partner may, among other things, (i) prosecute and defend civil, criminal or administrative suits and (ii) distribute to the partners any remaining assets of the limited partnership. Accordingly, any amounts received by the Partnership subsequent to the sale and subsequent liquidation in settlement of any proceeding described herein and any unused funds in any reserves established by the General Partner, as described above, will be distributed by the General Partner in accordance with the provisions above. Any unused amount in any reserve will be distributed when the General Partner determines in it reasonable judgment that such amount is no longer necessary to satisfy its intended purpose or to satisfy any actual or anticipated shortfalls in amounts reserved for other purposes.


Certain Considerations

          The General Partner cannot predict when, or if, a sale of the Partnership Assets or the Property will be consummated or when the liquidation will occur. Moreover, there can be no assurance that the Property will be sold at a price which will result in the Partnership receiving the Minimum Price or that such amount would equal the appraised value of an undivided 2/3rds interest in the Property.

          Unitholders should note that subsequent to the approval of the Amendment, Unitholders will have no opportunity to evaluate the terms of any purchase offer for the Partnership Assets or the Property. Unitholders are also advised that neither California Law nor the Partnership Agreement provide them with any right to dissent from or seek an independent appraisal of the value of the Partnership Assets or the Property. Accordingly, subsequent to approval of the Amendment, if the Partnership Assets are sold, the Unitholders will receive whatever net proceeds are generated from the sale of the Partnership Assets based on terms approved solely by the General Partner.


THE GENERAL PARTNER BELIEVES THAT THE PROPOSED SALE AND SUBSEQUENT LIQUIDATION ARE IN THE BEST INTEREST OF THE UNITHOLDERS AND THAT THE UNITHOLDERS SHOULD VOTE TO "CONSENT" TO THE SALE AND SUBSEQUENT LIQUIDATION.

Certain Federal Income Tax Considerations

          As stated above, upon approval of the Liquidation, the General Partner intends to sell the Partnership Assets and distribute the proceeds to the Unitholders (after payment of certain expenses and priority items - see "The Liquidation Process"). Such sales and distributions will be subject to U.S. federal income tax in the manner described below. Section references are to the Internal Revenue Code of 1986, as amended (the "Code").

          The following discussion does not address the U.S. federal income tax consequences of such sales and distributions to a "Non-U.S. Unitholder." A "non-U.S. Unitholder" is a Unitholder other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or
(iii) an estate or trust whose income can be included in gross income for U.S. federal income tax purposes regardless of its source.

          In General. As long as the Partnership is treated as a partnership for U.S. federal income tax purposes, it will not be subject to U.S. federal income tax. Rather, each Unitholder and General partner is required to report on his own U.S. federal income tax return his share of Partnership items of income, gain, loss, deduction and credit, including items realized in respect of the sale of the Partnership's property, for each taxable year of the Partnership ending within or with his taxable year. Accordingly, each Unitholder and each General Partner may be subject to tax on his distributive share of Partnership income regardless of whether any cash distribution is made to him. Each Unitholder's basis in his Units is increased by the amount by which his distributable share of income exceeds any distributions made or deemed to be made (e.g., a deemed distribution resulting from a reduction of a Unitholder's share of the Partnership's liabilities) to him during such year.

          Gain or  Loss from  Sale of  Partnership Property.   Partnership real
property and depreciable property used in the Partnership's business (which is not held for sale to customers in the ordinary course of business) and held more than one year is "section 1231 property." Losses (if any) realized by the Partnership from the sale of section 1231 property generally will constitute "passive activity losses" with respect to a Unitholder, other than certain Unitholders eligible to treat all of their rental real estate activities as a single activity. Passive activity losses can only offset passive activity income, until the Unitholder disposes of his entire interest in the passive activity. Gain (if any) realized by the Partnership from the sale of section 1231 property will be "section 1231 gain" except as to depreciation subject to recapture under section 1245 of the Code and rent recapture under section 467 of the Code. A Unitholder's share of any section 1231 gain from the Partnership in any year will first offset any current passive activity losses and suspended passive activity losses form the Partnership and other passive activities; any excess will be combined with any other section 1231 gains or losses (exclusive of passive activity losses) incurred by the Unitholder. If the section 1231 gains exceed the section 1231 losses, such net gains will be treated as long-term capital gains. However, a taxpayer's net section 1231 gain will be treated as ordinary income (rather than capital gain) to the extent of such taxpayer's net section 1231 losses within the preceding five years. In the case of any property, the gain reported by the Partnership will be measured by the excess of the amount realized from the sale over the Partnership's adjusted basis for that property. Consequently, the gain from any sale may exceed the actual cash proceeds realized upon the sale.

          The distribution of cash to a Unitholder pursuant to the Liquidation will be treated as a taxable distribution, with the amount of taxable gain (or loss) realized equal to the difference between (i) the amount of cash received plus such Unitholder's share of any reduction of Partnership liabilities and
(ii) the tax basis of his unit.

          Upon the Liquidation, the Unitholder's share of any losses from the Partnership previously suspended pursuant to the passive activity loss rules may be used to offset certain taxable income from other sources, including the gain, if any, realized as a result of the Liquidation. Any remaining gain from the Liquidation may be offset by current or previously suspended losses from other passive activities of the Unitholder.

          Gain or loss realized on the Liquidation will be treated as capital gain or loss, and will be long-term if the Unitholder has held his Unit for more than one year when the Liquidation is consummated. Capital losses generally are deductible only to the extent of capital gains plus, in the case of a non-corporate Unitholder, up to Three Thousand Dollars ($3,000) of ordinary income. Capital losses realized upon the Liquidation may be utilized to offset capital gains from other sources and may be carried forward, subject to applicable limitations.

          Special considerations may be applicable to particular types of Unitholders. Each Unitholder should consult his tax advisor regarding the specific tax consequences of disposing of Units in the Partnership pursuant to the liquidation, under not only the U.S. federal income tax laws but also applicable state, local, foreign or other tax laws.

          Distributions to Unitholders based on Sale at Minimum Price of $2,000,000 if Sale had taken place on December 31, 1995. The total tax basis of Johnstown/Consolidated Income Partners/2 was Two Million Two Hundred Ten Thousand One Hundred Eighty-one Dollars ($2,210,181), which includes Forty Thousand Dollars ($40,000) in anticipated closing costs assuming a sale at the Minimum Price. This tax basis would result in there being approximately Two Hundred Ten Thousand One Hundred Eighty-one Dollars ($210,181) in section 1231 losses. This would result in section 1231 losses averaging approximately Three Dollars and 10/100 ($3.10) per Unit. In addition, the unamortized costs of the initial formation are approximately Eight Hundred Thousand Dollars ($800,000). This would result in capital losses averaging approximately Eleven Dollars and 75/100 ($11.75) per Unit.

          Based on the cash held by the Partnership at December 31, 1995, and certain assumed selling expenses, total cash to be distributed after all costs and liabilities are paid and all assets are collected would be approximately Two Million Four Hundred One Thousand Dollars ($2,401,000). Of this amount approximately Seven Hundred Fifteen Dollars ($715) would be distributed to the General Partner and approximately $2,400,000 would be distributed to Unitholders. Each Unit would receive an amount of approximately Thirty-five Dollars ($35).


Security Ownership of Management and Certain Beneficial Owners

          No person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) is known to the Partnership to be the beneficial owner of more than five percent (5%) of the outstanding units as of the Record Date.

          The following persons as directors or executive officers of the General Partner have interests in the Partnership as shown in the chart below:


Name of Individual       Position in CEI      Interest in the Partnership


Carroll D. Vinson...........President..........................0%
William H. Jarrard.......Vice President .......................0%

John K. Lines.......Vice President/Secretary ..................0%

Kelley M. Buechler.....Assistant Secretary.....................0%

Robert D. Long, Jr... Chief Accounting Officer/................0%
                           Controller


          The following table presents certain information regarding the number
of Units beneficially owned by the  General Partner as of  the Record Date.   At
such date none of the directors or executive officers of the General Partner beneficially owned any Units.

Beneficial Owner         Number of Units         Percent of Class


ConCap Equities, Inc............0..............................0%

          The benefit to the General Partner upon the sale and subsequent dissolution would be that the General Partner would receive its proportionate share, taking into account the capital account balances. The General Partner will receive approximately Seven Hundred Fifteen Dollars ($715).


Other Matters

          Even though the Partnership is not required to and does not conduct Partnership meetings, the General Partner may call a Partnership meeting at any time, and the General Partner is required to call a Partnership meeting within ten (10) days after written request for such a meeting by Limited Partners who are the record holders of at least ten percent (10%) of the total outstanding Units. Any such request submitted to the General Partner shall state the purpose of the proposed meeting and the matters proposed to be acted upon. Partnership meetings shall be held at the principal office of the Partnership or at such other place as may be designated by the General Partner. As of the date hereof, the General Partner has not received any written requests by any Limited Partner for a Partnership meeting.

     IF YOU ARE A UNITHOLDER ON THE RECORD DATE, YOU ARE RESPECTFULLY REQUESTED TO COMPLETE, DATE, SIGN, AND RETURN THE ACCOMPANYING CONSENT IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE, BUT IN ALL INSTANCES BEFORE THE EXPIRATION DATE.


Further Information

          Unitholders having questions about the Amendment should telephone Beacon Hill Partners Inc. at (1-212-843-8500).

Information Delivered with Consent Solicitation

          This Consent Solicitation is accompanied by the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1995, (the "Form 10-K") as Exhibit "B." This document and the subsequently filed Quarterly Report on Form 10-QSB, for the quarter ending June 30, 1996, attached hereto as Exhibit "C", are incorporated by reference and shall be deemed to be a part hereof. The Exhibits to such documents are available without charge to any person, upon oral or written request, from Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004 (telephone: 212-843-8500). Any document so requested will be furnished by first-class mail or other equally prompt means within two (2) business days of receipt of such request.



                                       EXHIBIT "A"


     Schedule of Cash Distributions to Unitholders since the Partnerships' Inception

          GENERAL     DISTRIBUTABLE CASH FLOW         SURPLUS               TOTAL
                           FROM OPERATIONS         FUNDS/RETURN OF      DISTRIBUTIONS
                                                       CAPITAL
            UNITS
PERIOD   OUTSTANDING    PER UNIT      TOTAL      PER UNIT    TOTAL      PER       TOTAL
          (WEIGHTED                                                     UNIT
          AVERAGE)
 1987      40,942          $  .83    $   34,000    $  .29  $   12,000  $ 1.12  $   46,000
 1988      65,882             .00             0      6.41     422,000    6.41     422,000
 1989      68,854             .00             0     50.50   3,477,000   50.50   3,477,000
 1990      68,854             .00             0         0           0       0           0
 1991      68,854             .00             0         0           0       0           0
 1992      68,841            1.80       124,000      4.60     317,000    6.40     441,000
 1993      68,729            3.60       248,000         0           0    3.60     248,000
 1994      67,814            5.97       405,000         0           0    5.97     405,000
 1995      67,814            2.92       198,000         0           0    2.92     198,000
       TOTALS              $15.12    $1,009,000    $61.80  $4,228,000  $76.92  $5,237,000




            JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2

       CONSENT TO AMEND THE LIMITED PARTNERSHIP AGREEMENT

     The  undersigned,  a  limited  partner  in  Johnstown/Consolidated   Income
Partners/2 (the "Partnership"), a California limited partnership, does hereby


    CONSENT
1


    WITHHOLD CONSENT
2

    with  respect  to  all  units  of   limited  partnership  interest  of  the
Partnership held of record by the undersigned on September 19, 1996, to the amendment to the Partnership's Limited Partnership Agreement which would eliminate the requirement that the limited partners of the Partnership consent to any sale or other disposition of all or substantially all of the Partnership's Assets to the extent that, in the determination of the General Partner, such sale or disposition is in the best interests of the Partnership, which amendment is set forth in the Consent Solicitation Statement dated September 20, 1996, which has been furnished to the undersigned. If no specification is made above, the undersigned by signing and returning this card will be deemed to have given the above consent.

THIS CONSENT IS SOLICITED ON BEHALF OF THE GENERAL PARTNER OF THE PARTNERSHIP. THE GENERAL PARTNER RECOMMENDS A VOTE IN FAVOR OF THE PROPOSED ACTION DESCRIBED IN THE CONSENT SOLICITATION STATEMENT.



                     Dated                                 , 1996

Signature

Capacity






Please mark an "X" in the appropriate box above and then sign, date and return this Consent promptly by using the enclosed envelope. No Postage is required if mailed in the United States. This Consent should be signed exactly as your name appears hereon. When signing as an attorney, executor, administrator, trustee, guardian or officer of a corporation, give your full title as such. In the case of joint ownership, each joint owner should sign. If a corporation please sign in full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by authorized person




                FORM 10-KSB--ANNUAL OR TRANSITIONAL REPORT UNDER
                               SECTION 13 OR 15(d)
                   (As last amended by 34-31905, eff. 4/26/93)

                                   FORM 10-KSB

[X] ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [Fee Required]

                   For the fiscal year ended December 31, 1995
                                       or
[ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [No Fee Required]

                  For the transition period.........to.........

                         Commission file number 0-16682

                    JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2
                 (Name of small business issuer in its charter)

         California                                            94-3032501
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)

One Insignia Financial Plaza, P.O. Box 1089
    Greenville, South Carolina                                    29602
(Address of principal executive offices)                        (Zip Code)

                    Issuer's telephone number (864) 239-1000

         Securities registered under Section 12(b) of the Exchange Act:

                                      None

         Securities registered under Section 12(g) of the Exchange Act:

                          Units of Depositary Receipts
                                (Title of class)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No


Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

State issuer's revenues for its most recent fiscal year.  $472,000

State the aggregate market value of the voting partnership interests held by non-affiliates computed by reference to the price at which the partnership interests were sold, or the average bid and asked prices of such partnership interests, as of December 31, 1995. Market value information for the Registrant's partnership interests is not available. Should a trading market develop for these interests, it is management's belief that such trading would not exceed $25,000,000.


                                     PART I

Item 1.     Description of Business

Johnstown/Consolidated Income Partners/2 (the "Partnership") was organized on March 9, 1987, as a limited partnership under the California Revised Limited Partnership Act. On June 19, 1987, the Partnership registered with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (File No. 33-13348) and commenced a public offering for sale of $100 million of Units. The Units represent economic rights attributable to the limited partnership interests in the Partnership and entitle the holders thereof (hereinafter referred to as "Unitholders") to the economic benefits attributable to equity interests in the Partnership and to participate in certain allocations and distributions of the Partnership. The limited partner of the Partnership is Johnstown/Consolidated Depositary Corporation/2 (the "Corporate Limited Partner"), an affiliate of the General Partner (as hereinafter defined). The Corporate Limited Partner serves as depositary for the Units pursuant to a Depositary Agreement (herein so called) entered into with the Partnership. The Partnership subsequently filed a Form 8-A Registration Statement with the SEC and registered the Units under the Securities Exchange Act of 1934 (File No. 0-16682) on June 11, 1988. The offering closed in October 1988, with 68,854 Units sold at $100 each, or gross proceeds of approximately $6.9 million to the Partnership. The Partnership had retired a total of 1,040 Units as of December 31, 1995. The Partnership gave no consideration for the Units retired.

By the end of fiscal year 1988, approximately 74% of the monies raised had been invested in a mortgage loan (a joint loan in which the Partnership owns a two-thirds undivided interest with an affiliated limited partnership) and a real estate acquisition, development and construction lending ("ADC") arrangement.
Of the remaining 26%, 11% was required for organizational and offering expenses, sales commissions and acquisition fees, and 15% was retained in Partnership reserves for working capital, as required by the Partnership Agreement herein so called.

The General Partner of the Partnership is ConCap Equities, Inc., a Delaware corporation (the "General Partner" or "CEI"). The principal place of business for the Partnership and for the General Partner is One Insignia Financial Plaza, Greenville, South Carolina 29602.

The Partnership's primary business and only industry segment is real estate related operations. The Partnership was formed to invest in mortgage loans originated or purchased by the Partnership and to acquire, own, operate and ultimately dispose of income-producing real properties for the benefit of its Unitholders. The Partnership was formed with the intention of investing at least one-third but not more than two-thirds of the Partnership's net capital proceeds in non-leveraged or low-leveraged commercial and residential real estate and to devote at least one-third but not more than two-thirds of such net capital proceeds to making or purchasing mortgage loans. By August 1988, the Partnership had completed its investing activities and had acquired a two-thirds undivided interest in a mortgage loan which the Partnership foreclosed on in September 1991, and an ADC arrangement which was subsequently repaid in 1989.
At December 31, 1995, the Partnership's only asset was a two-thirds undivided interest in a mini-warehouse located in Lauderhill, Florida.

As of December 31, 1995, the Partnership's working capital reserves were in excess of 3% of Net Invested Capital as required by its Partnership Agreement. See "Item 6 - Management's Discussion and Analysis or Plan of Operations", for discussion of Partnership liquidity and capital resources.

The real estate business is highly competitive. The Registrant's real property investment is subject to competition from similar types of properties in the vicinity in which it is located and the Partnership is not a significant factor in its industry. In addition, various limited partnerships have been formed by related parties to engage in business which may be competitive with the Registrant.

The Registrant has no employees. Management and administrative services are performed by affiliates of Insignia Financial Group, Inc. ("Insignia"), an affiliate of the General Partner. The property manager is responsible for the day-to-day operations of each property. The General Partner has also selected affiliates of Insignia to provide real estate advisory and asset management services to the Partnership. As advisor, such affiliates provide all partnership accounting and administrative services, investment management, and supervisory services over property management and leasing. For a further discussion of property and partnership management, see "Item 12."

Upon the Partnership's formation in 1987, Consolidated Capital Equities Corporation ("CCEC") was the sole Corporate General Partner, and Johnstown/Consolidated Depositary Corporation/2, a wholly-owned subsidiary of CCEC, was the sole limited partner. In 1988, through a series of transactions, Southmark Corporation ("Southmark") acquired a controlling interest in CCEC. In December 1988, CCEC filed for reorganization under Chapter 11 of the United States Bankruptcy Code. In 1990, as part of CCEC's reorganization plan, CEI acquired CCEC's general partner interests in the Partnership and in 15 other affiliated public limited partnerships (the "Affiliated Partnerships"), acquired the stock of the Corporate Limited Partner, and CEI replaced CCEC as managing general partner in all 16 partnerships. The selection of CEI as the sole managing general partner was approved by a majority of the Unitholders in the Partnership and by the limited partners in each of the Affiliated Partnerships pursuant to a solicitation of the Unitholders and limited partners dated August 10, 1990. As part of this solicitation, the Unitholders also approved an amendment to the Partnership Agreement to limit changes of control of the Partnership.

All of CEI's outstanding stock is owned by GII Realty, Inc. In December 1994, the parent of GII Realty, Inc., entered into a transaction (the "Insignia Transaction") in which, among other things, MAE-ICC, Inc., a wholly owned subsidiary of Metropolitan Asset Enhancement, L.P. ("MAE") and an affiliate of Insignia, acquired an option (exercisable in whole or in part from time to time) to purchase all of the stock of GII Realty, Inc. and, pursuant to a partial exercise of such option, acquired 50.5% of that stock. As a part of the Insignia Transaction, MAE-ICC, Inc. also acquired all of the outstanding stock of Partnership Services, Inc., an asset management entity and Insignia acquired all of the outstanding stock of Coventry Properties, Inc., a property management entity. In addition, confidentiality, non-competition, and standstill arrangements were entered into between certain of the parties. Those arrangements, among other things, prohibit GII Realty's former sole shareholder from purchasing Partnership Units for a period of three years. On October 24, 1995, MAE-ICC, Inc. exercised the remaining portion of its option to purchase all of the remaining outstanding capital stock of GII Realty, Inc.


Item 2.     Description of Property

The Partnership originally acquired an ADC arrangement and a two-thirds undivided interest in a mortgage loan. The ADC arrangement was repaid in 1989. The Partnership foreclosed on its two-thirds undivided interest in the property securing the mortgage loan in 1991. As of December 31, 1995, the Partnership owns a two-thirds undivided interest in a mini-warehouse as noted below:

                                Date of
 Property                      Purchase      Type of Ownership      Use

 Florida #6 Mini Warehouse     11/01/90      Fee ownership       Storage -
    Lauderhill, Florida                                          61,121 sq. ft.


Schedule of Property:
(dollar amounts in thousands)

                        Gross
                      Carrying    Accumulated                           Federal
 Property               Value     Depreciation     Rate      Method    Tax Basis

 Florida #6 Mini
    Warehouses         $2,186         $407      3-20 years     S/L      $1,939


See "Note A" of the Financial Statements included in "Item 7" for a description of the Partnership's depreciation policy.


Schedule of Rental Rates and Occupancy:


                                      Average Annual
                                       Rental Rates                  Average
                                      (Per Sq. Ft.)                 Occupancy
 Property                          1995            1994         1995        1994
 Florida #6 Mini Warehouses       $10.44          $9.77          90%         97%


As noted under "Item 1. Description of Business", the real estate industry is highly competitive. The General Partner believes that Florida #6 Mini Warehouses is adequately insured.

The decrease in occupancy is due to commercial clients reducing their inventory levels which resulted in reduced usage of storage facilities in 1995.

Schedule of Real Estate Taxes and Rates:

The Partnership's two-thirds share of real estate taxes and rates in 1995 for the property were:


                                                1995            1995
                                                Taxes           Rate
                                           (dollar amounts in thousands)

            Florida #6 Mini Warehouses           $45            2.4%


Item 3. Legal Proceedings

The Partnership is unaware of any pending or outstanding litigation that is not of a routine nature. The General Partner of the Partnership believes that all such pending or outstanding litigation will be resolved without a material adverse effect upon the business, financial condition, or operations of the Partnership.


Item 4. Submission of Matters to a Vote of Security Holders

During the fourth quarter of the year ended December 31, 1995, no matters were submitted to a vote of the Unitholders through the solicitation of proxies or otherwise.


                                     PART II

Item 5. Market for the Registrant's Common Equity and Related
        Security Holder Matters

(A) No established public trading market for the Partnership's Units exists nor is one expected to develop.

(B)     Title of Class                    Number of Unitholders of Record

        Units of Depositary Receipts      596 as of December 31, 1995

(C) The following table sets forth a summary of distributions to the Unitholders during the years ended December 31, 1995 and 1994:


                                                       Years Ended December 31,
                                                       1995          1994
                                                       (Amounts in thousands)
         From Unitholders' economic interest
         Regular distributions                         $ 198          $ 405


In September 1995, the Partnership distributed cash flow from operations of approximately $198,000 or $2.92 per Unit to Unitholders of record as of September 1, 1995, and paid a corresponding general partner distribution of $2,000.

In September 1994, the Partnership distributed cash flow from operations of approximately $405,000 or $5.97 per Unit to Unitholders of record as of September 1, 1994, and paid a corresponding general partner distribution of $4,000 in November 1994.

Cumulative distributions to the Unitholders since the inception of the Partnership totaled approximately $5.3 million at December 31, 1995.

Item 6.     Management's Discussion and Analysis or Plan of Operations

Results of Operations

The Partnership realized income from operations of $147,000 for the year ended December 31, 1995, compared to income from operations of $193,000 for the year ended December 31, 1994.

Rental income decreased for the year ended December 31, 1995, compared to the year ended December 31, 1994, due to the occupancy decrease at the Partnership's sole investment property resulting from commercial clients reducing their inventory levels and usage of storage facilities in 1995 compared to 1994.

Property operations expense increased for the year ended December 31, 1995, compared to the year ended December 31, 1994, due to increased maintenance contracts and tax expense. Administrative expenses increased for the year ended December 31, 1995, due to increased mailing costs, professional fees and expense reimbursements related to the combined efforts of the Dallas and Greenville partnership administration staffs during the management transition period. The reimbursements for the Dallas office amounted to approximately $13,000 for the year ended December 31, 1995.

The increased costs related to the transition efforts were incurred to minimize any disruption in the year-end reporting function including the financial reporting and K-1 preparation and distribution. The General Partner expects recurring administrative expenses to be reduced now that the management transition is completed.

Other income realized in the year ended December 31, 1994, related to the receipt of the Partnership's pro rata share of the claims filed in Southmark's Chapter 11 bankruptcy proceeding (See "Note C" in the Notes to Consolidated Financial Statements in "Item 7"). During 1995, the Partnership received a liquidating dividend of approximately $93,000 from Southmark. During the fourth quarter of 1995, approximately $32,000 was credited to the investment in stock account. The remaining stock balance is included in prepaid and other assets at December 31, 1995 at its market value of approximately $3,000.

As part of the ongoing business plan of the Partnership, the General Partner monitors the rental market environment of its investment property to assess the feasibility of increasing rents, maintaining or increasing occupancy levels and protecting the Partnership from increases in expenses. As part of this plan, the General Partner attempts to protect the Partnership from the burden of inflation-related increases in expenses by increasing rents and maintaining a high overall occupancy level. However, due to changing market conditions, which can result in the use of rental concessions and rental reductions to offset softening market conditions, there is no guarantee that the General Partner will be able to sustain such a plan.

Liquidity and Capital Resources

At December 31, 1995, the Partnership held unrestricted cash and cash equivalents of $424,000 compared to $152,000 at December 31, 1994. Net cash provided by operating activities decreased primarily due to the Partnership's receipt of approximately $260,000 in cash related to the Southmark bankruptcy discussed below that did not recur in 1995. The decrease in cash provided by operating activities was partially offset by a decrease in prepaids and other assets and an increase in accounts payable and accrued expenses. Net cash provided by investing activities increased due to an increase in cash proceeds received from liquidated securities available for sale compared to the year ended December 31, 1994. Net cash used in financing activities decreased due to reduced Partner's distributions for the year ended December 31, 1995, compared to the year ended December 31, 1994.

The Partnership is required by the Partnership Agreement to maintain working capital for contingencies of not less than 3% of Net Invested Capital as defined in the Partnership Agreement. In the event expenditures are made from these reserves, operating revenue shall be allocated to such reserves to the extent necessary to maintain the foregoing level. Reserves, including cash and cash equivalents totalling approximately $424,000 at December 31, 1995, exceeded the Partnership's reserve requirement of approximately $73,000.

The sufficiency of existing liquid assets to meet future liquidity and capital expenditure requirements is directly related to the level of capital expenditures required at the property to adequately maintain the physical assets and meet other operating needs of the Partnership. Such assets are currently thought to be sufficient for any near-term needs of the Partnership. Future cash distributions will depend on the levels of net cash generated from operations, capital expenditure requirements, property sales and the availability of cash reserves. As part of the Partnership's ongoing attempt to maximize the return to the Unitholders, the Partnership is exploring the possibility of selling the commercial property in which it has invested. Currently, disposition is not considered imminent. Additionally, other investing parties are involved who must be consulted before such a transaction can be approved. For the year ended December 31, 1995, cash distributions of $200,000 were declared and paid compared to cash distributions of $409,000 for the year ended December 31, 1994.

In 1991, the Partnership (and simultaneously other affiliated partnerships) entered claims in Southmark Corporation's Chapter 11 bankruptcy proceeding. These claims related to Southmark Corporation's activities while it exercised control (directly or indirectly through its affiliates) over the Partnership. The Bankruptcy Court set the Partnership's and the other affiliated partnerships' allowed claim at an aggregate $11 million. In March 1994, the Partnership received 4,751 shares of Southmark Corporation Redeemable Series A Preferred Stock and 34,747 shares of Southmark Corporation New Common Stock with an aggregate market value on the date of receipt of approximately $35,000 and $260,000 in cash representing the Partnership's share of the recovery, based on its pro rata share of the claims filed.

Item 7.  Financial Statements


JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2

LIST OF FINANCIAL STATEMENTS

     Reports of Independent Auditors

     Balance Sheet   December 31, 1995

     Statements of Operations Years ended December 31, 1995
     and 1994

     Statements of Changes in Partners Capital (Deficit) Years ended December 31, 1995 and 1994

     Statements of Cash Flows   Years ended December 31, 1995 and 1994

     Notes to Financial Statements




                Report of Ernst & Young LLP, Independent Auditors



The Partners
Johnstown Consolidated Income Partners/2


We have audited the accompanying balance sheet of Johnstown Consolidated Income Partners/2 as of December 31, 1995, and the related statements of operations, changes in partners capital (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Partnership s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership s management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Johnstown Consolidated Income Partners/2 as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.




                                                   /s/ ERNST & YOUNG LLP


 Greenville, South Carolina
 February 14, 1996



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of
Johnstown/Consolidated Income Partners/2:


We have audited the accompanying statements of operations, partners' capital (deficit) and cash flows of Johnstown/Consolidated Income Partners/2 (a California limited partnership) for the year ended December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Johnstown/Consolidated Income Partners/2 for the year ended December 31, 1994, in conformity with generally accepted accounting principles.



                                                       /s/ Arthur Andersen, LLP

Dallas, Texas
March 23, 1995



                          JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2

                                       BALANCE SHEET
                              (in thousands, except unit data)

                                     December 31, 1995




 Assets
   Cash and cash equivalents                                          $  424
   Prepaid and other assets                                               28
   Investment property:
      Land                                                $  650
      Buildings and personal property                      1,536
                                                           2,186
      Less accumulated depreciation                         (407)      1,779

                                                                      $2,231

 Liabilities and Partners' Capital (Deficit)
 Liabilities
   Accounts payable and accrued expenses                              $   31

 Partners' Capital (Deficit)
   General partner                                        $  (38)
   Corporate limited partners - on behalf
      of the Unitholders - (67,814 Units
      issued and outstanding)                              2,238       2,200

                                                                      $2,231
                       See Accompanying Notes to Financial Statements

                          JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2

                                   STATEMENTS OF OPERATIONS
                              (in thousands, except unit data)




                                                      Years Ended December 31,
                                                        1995           1994
 Revenues:
    Rental income                                     $  393          $  414
    Interest and dividend                                 79              76
       Total revenues                                    472             490

 Expenses:
    Property operations                                  163             148
    Depreciation                                          80              79
    Administrative                                        82              70
       Total expenses                                    325             297

 Income from operations                                  147             193
 Other income                                             --             295

    Net income                                        $  147          $  488

 Net income allocated to general partners (1%)        $    1          $    5
 Net income allocated to limited partners (99%)          146             483

                                                      $  147          $  488
 Net income per weighted average Unit of
 Depositary Receipt:                                  $ 2.15          $ 7.12

                       See Accompanying Notes to Financial Statements


                          JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
                              (in thousands, except unit data)

                                                                Unitholders
                                     Units of                    Units of
                                    Depositary     General       Depositary
                                     Receipts      Partner       Receipts     Total

 Original capital contributions        68,854      $     1       $ 6,885     $ 6,886

 Partners' capital (deficit) at
   December 31, 1993                   67,814          (38)        2,212       2,174

 Net income for the year ended
   December 31, 1994                       --            5           483         488

 Distributions                             --           (4)         (405)       (409)

 Partners' capital (deficit)
   at December 31, 1994                67,814          (37)        2,290       2,253

 Net income for the year ended
   December 31, 1995                       --            1           146         147

 Distributions                             --           (2)         (198)       (200)

 Partners' capital (deficit) at
   December 31, 1995                   67,814      $   (38)      $ 2,238     $ 2,200

                       See Accompanying Notes to Financial Statements

                          JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2

                                  STATEMENTS OF CASH FLOWS
                              (in thousands, except unit data)


                                                      Years Ended December 31,
                                                         1995            1994
 Cash flows from operating activities:
    Net income                                         $   147         $   488
    Adjustments to reconcile net income to
       net cash provided by operating activities:
        Depreciation                                        80              79
    Change in accounts:
        Prepaids and other assets                           26             (38)
        Accounts payable and accrued
            expenses                                        17             (11)

            Net cash provided by operating
                activities
                                                           270             518
 Cash flows from investing activities:
    Property improvements and replacements                  (1)             --
    Purchase of securities available for sale             (453)            (78)
    Proceeds from sale of securities
       available for sale                                  656              30

            Net cash provided by (used in)
                investing activities                       202             (48)

 Cash flows from financing activities:
    Partners' distributions                               (200)           (409)

            Net cash used in financing
                activities                                (200)           (409)

 Net increase in cash                                      272              61

 Cash and cash equivalents at beginning of year            152              91

 Cash and cash equivalents at end of year              $   424         $   152

                       See Accompanying Notes to Financial Statements


                          JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2

                               Notes to Financial Statements

                                     December 31, 1995


Note A - Organization and Summary of Significant Accounting Policies

Organization

Johnstown/Consolidated Income Partners/2 (the "Partnership"), a California limited partnership, was formed on March 9, 1987, to acquire and operate commercial and residential properties and to invest in mortgage loans and mortgage-backed securities. As of December 31, 1995, the Partnership operates one commercial property located in Lauderhill, Florida. Consolidated Capital Equities Corporation ("CCEC"), a Colorado corporation, the former general partner, and Johnstown/Consolidated Depositary Corporation/2 (the "Corporate Limited Partner"), an affiliate of the general partner which serves as depositary of certain Units of Depositary Receipts ("Units"), contributed $1,000 and $100,000, respectively. The Units represent economic rights attributable to the limited partnership interests in the Partnership and entitle the holders thereof ("Unitholders") to certain economic benefits, allocations and distributions of the Partnership.

Upon the Partnership's formation in 1987, CCEC was the general partner. In December 1988, CCEC filed for reorganization under Chapter 11 of the United States Bankruptcy Code. In 1990, as part of CCEC's reorganization plan, ConCap Equities, Inc., a Delaware corporation (the "General Partner" or "CEI") acquired CCEC's general partner interests in the Partnership and in 15 other affiliated public limited partnerships (the "Affiliated Partnerships"), acquired the stock of the Corporate Limited Partner, and CEI replaced CCEC as managing general partner in all 16 partnerships.

All of CEI's outstanding stock is owned by GII Realty, Inc. In December 1994, the parent of GII Realty, Inc., entered into a transaction (the "Insignia Transaction") in which among other things, MAE-ICC, Inc., a wholly owned subsidiary of Metropolitan Asset Enhancement, L.P., an affiliate of Insignia Financial Group, Inc. ("Insignia") acquired an option (exercisable in whole or in part from time to time) to purchase all of the stock of GII Realty, Inc. and, pursuant to a partial exercise of such option, acquired 50.5% of that stock. As a part of the Insignia Transaction, MAE-ICC, Inc. also acquired all of the outstanding stock of Partnership Services, Inc., an asset management entity and Insignia acquired all of the outstanding stock of Coventry Properties, Inc., a property management entity. In addition, confidentiality, non-competition, and standstill arrangements were entered into between certain of the parties. Those arrangements, among other things, prohibit GII Realty's former sole shareholder from purchasing Partnership Units for a period of three years. On October 24, 1995, MAE-ICC, Inc. exercised the remaining portion of its option to purchase all of the remaining outstanding capital stock of GII Realty, Inc.

The principal place of business for the Partnership and for the General Partner is One Insignia Financial Plaza, Greenville, South Carolina 29602.


Note A - Organization and Summary of Significant Accounting Policies
(continued)

Investment Properties

Prior to 1995, investment properties were carried at the lower of cost or estimated fair value, which was determined using the higher of the property's non-recourse debt amount, when applicable, or the net operating income of the investment property capitalized at a rate deemed reasonable for the type of property. During 1995, the Partnership adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The effect of adoption was not material.

Depreciation

Buildings and improvements are depreciated on the straight-line basis over an estimated useful life of 3 to 20 years.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits, money market funds, and U.S. Treasury Bills with original maturities of three months or less. At certain times the amount of cash deposited at a bank may exceed the limit on insured deposits.

Reclassification

Certain reclassifications have been made to the 1994 information to conform to the 1995 presentation.

Fair Value

In 1995, the Partnership implemented Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. The carrying amount of the Partnership's cash and cash equivalents approximates fair value due to their short-term nature.

Rental Income

The Partnership leases its commercial property under short-term month-to-month operating leases. The Partnership expects that in the normal course of business these leases will be renewed or replaced by other leases.


Note A - Organization and Summary of Significant Accounting Policies
(continued)

Income Taxes

No provision has been made in the financial statements for Federal income taxes. Under current law, no Federal income taxes are paid directly by the Partnership, however, the Partners are responsible for their respective shares of Partnership net income or loss.

The tax basis of the Partnership's assets and liabilities is approximately $1,209,000 greater than the assets and liabilities as reported in the financial statements.

Allocation of Net Income and Net Loss

The Partnership Agreement provides for net income and net losses for both financial and tax reporting purposes to be allocated 99% to the Limited Partners and 1% to the General Partner.

Advertising Costs

Advertising costs of $8,000 in 1995 and $11,000 in 1994 are charged to operating expense as incurred.

Units of Depositary Receipts

Johnstown/Consolidated Depositary Corporation (the "Corporate Limited Partner"), an affiliate of the General Partner, serves as a depositary of certain Units of Depositary Receipts ("Units"). The Units represent economic rights attributable to the limited partnership interests in the Partnership and entitle the holders thereof ("Unitholders") to certain economic benefits, allocations and distributions of the Partnership.
For this reason, Partner's capital (deficit) is herein represented as an interest of the Unitholders.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Note B - Related Party Transactions

The Partnership has no employees and is dependent on the General Partner and affiliates of Insignia for the management and administration of all the Partnership activities, as provided for in the partnership agreement.


The Partnership has paid the property management fees noted below based upon collected gross rental revenues ("Rental Revenues") for property management services in each of the years ended December 31, 1995 and 1994, respectively. For the year ended December 31, 1994, a portion of such property management fees equal to 4% of Rental Revenues was paid to the property management companies performing day-to-day property management services and a portion equal to 1% of Rental Revenues was paid to Partnership Services, Inc. ("PSI") for advisory services related to day-to-day operations. Coventry Properties, Inc. ("Coventry") an affiliate of the General Partner provided the day-to-day property management responsibilities for the Partnership's property during 1994. In late December 1994, an affiliate of Insignia assumed day-to-day property management responsibilities. Fees paid to Insignia and affiliates for the year ended December 31, 1995, and fees paid to PSI and Coventry for the year ended December 31, 1994, have been reflected in the following table as compensation to related parties in the applicable periods:


                                                Years Ended December 31,
                                                1995              1994
                                                     (in thousands)
     Property management fees                    $24               $22



The Partnership Agreement also provides for reimbursement to the General Partner and its affiliates for costs incurred in connection with the administration of Partnership activities. The General Partner and its affiliates, which includes Coventry for the year ended December 31, 1994, received reimbursements as reflected in the following table:

                                                Years Ended December 31,
                                                1995              1994
                                                     (in thousands)
     Reimbursement for services of affiliates    $40               $37


In July 1995, the Partnership began insuring its property under a master policy through an agency and insurer unaffiliated with the General Partner. An affiliate of the General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the General Partner, who receives payment on these obligations from the agent. The amount of the Partnership's insurance premiums accruing to the benefit of the affiliate of the General Partner by virtue of the agent's obligations is not significant.



Note C - Other Income

In 1991, the Partnership (and simultaneously other affiliated partnerships) entered claims in Southmark Corporation's Chapter 11 bankruptcy proceeding. These claims related to Southmark Corporation's activities while it exercised control (directly or indirectly through its affiliates) over the Partnership. The Bankruptcy Court set the Partnership's and the other affiliated partnerships' allowed claim at an aggregate $11 million. In March 1994, the Partnership received 4,751 shares of Southmark Corporation Redeemable Series A Preferred Stock and 34,747 shares of Southmark Corporation New Common Stock with an aggregate market value on the date of receipt of approximately $35,000 and $260,000 in cash representing the Partnership's share of the recovery, based on its pro-rata share of the claims filed. During 1995, the Partnership received a liquidating dividend of approximately $93,000 from Southmark. During the fourth quarter of 1995, approximately $32,000 was credited to the investment in stock account. The remaining stock balance is included in prepaid and other assets at December 31, 1995 at its market value of approximately $3,000.

Note D - Commitment

The Partnership is required by the Partnership Agreement to maintain working capital for contingencies of not less than 3% of Net Invested Capital as defined in the Partnership Agreement. In the event expenditures are made from these reserves, operating revenue shall be allocated to such reserves to the extent necessary to maintain the foregoing level. Reserves, including cash and cash equivalents totalling approximately $424,000 exceeded the Partnership's reserve requirement of approximately $73,000 at December 31, 1995.

Note E - Distributions

During September 1995, the Partnership declared and paid distributions, attributable to cash flow from operations, of $200,000 to the Unitholders.

Note F - Investment Property and Accumulated Depreciation
(dollar amounts in thousands)

                                                Initial Cost
                                              To Partnership (a)

                                                     Buildings         Cost
                                                    and Related     Capitalized
                                                      Personal     Subsequent to
 Description             Encumbrances       Land      Property    Acquisition (a)

 Florida #6
 Mini Warehouses
 Lauderhill, Florida       $       --      $  650      $1,517            $   19

 (a) Amounts represented the Partnership's two-thirds undivided interest in the property. Johnstown/Consolidated Income Partners, an affiliated partnership, owns the remaining one-third undivided interest in the property.


Note F - Investment Property and Accumlated Depreciation (continued) (dollar amounts in thousands)


                                                       Gross Amount At Which Carried
                                                          At December 31, 1995          (a)


                                           Buildings
                                          And Related
                                           Personal                    Accumulated      Date      Depreciable
 Description                     Land      Property        Total      Depreciation    Acquired     Life-Years

 Florida #6 Mini
   Lauderhill, Florida           $650       $1,536         $2,186       $407          11/01/90        3-20


(a) Amounts represented the Partnership's two-thirds undivided interest in the property. Johnstown/Consolidated Income Partners, an affiliated partnership, owns the remaining one-third undivided interest in the property.


Reconciliation of "Investment Property and Accumulated Depreciation":


                                                   Years Ended December 31,
                                                  1995              1994
 Investment Property                                    (in thousands)


 Balance at beginning of year                      $2,185            $2,185

   Property improvements                                1                --

 Balance at End of Year                            $2,186            $2,185


 Accumulated Depreciation


 Balance at beginning of year                      $  327            $  248

   Additions charged to expense                        80                79

 Balance at End of Year                            $  407            $  327


The aggregate cost of the real estate for Federal income tax purposes at December 31, 1995 and 1994, is approximately $2,142,000 and $2,141,000.
The accumulated depreciation taken for Federal income tax purposes at December 31, 1995 and 1994, is approximately $203,000 and $156,000, respectively.



Item 8. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

As reported in the Partnership's Form 8-K filed May 10, 1995, as of May 3, 1995, Arthur Andersen L.L.P., the independent accountant previously engaged as the principal accountant to audit the financial statements of the Partnership was dismissed. As of the same date, the firm of Ernst & Young L.L.P. was engaged to provide that service for the Partnership.

                                PART III


Item 9. Directors, Executive Officers, Promoters and Control Persons, Compliance with Section 16(a) of the Exchange Act


The Registrant has no officers or directors. The General Partner manages and controls the Registrant and has general responsibility and authority in all matters affecting its business.

The name of the directors and executive officers of ConCap Equities, Inc. ("CEI"), the Partnership's General Partner, as of December 31, 1995, their age and the nature of all positions with CEI presently held by them are set forth below. There are no family relationships between or among any officers and directors.


Name                                Age               Position

Carroll D. Vinson                   55            President,Director

Robert D. Long, Jr.                 28            Controller,Chief
                                                  Accounting Officer

William H. Jarrard, Jr.             49            Vice President

John K. Lines                       36            Secretary

Kelley M. Buechler                  38            Assistant Secretary


  Carroll D. Vinson has been President of CEI since December 1994 and President of Metropolitan Asset Enhancement, L.P.("MAE") subsidiaries since
August 1994.  Prior   to that, during 1993 to August 1994, Mr. Vinson was
affiliated with Crisp, Hughes & Co. (regional CPA firm) and engaged in various other investment and consulting activities, which included portfolio acquisitions, asset dispositions, debt restructurings and financial
reporting.  Briefly, in early 1993, Mr. Vinson served   as President and
Chief Executive Officer of Angeles Corporation, a real estate investment firm. From 1991 to 1993 Mr. Vinson was employed by Insignia in various capacities including Managing Director-President during 1991. From 1986 to 1990, Mr. Vinson was President and Director of U.S. Shelter Corporation, a real estate services company, which sold substantially all of its assets to Insignia in December 1990.

Robert D. Long, Jr. has been Controller and Chief Accounting Officer of CEI since December 1994 and Chief Accounting Officer and Controller of the MAE subsidiaries since February 1994. Prior to joining MAE in September 1993, Mr. Long served as a senior regional accountant with Insignia Management Group, Inc since December 1991. From January 1991 until December 1991, Mr. Long was associated with the accounting firm of Harshman, Lewis and Associates. From July 1989 until January 1991, Mr. Long was an auditor for the State of Tennessee. He is a graduate of the University of Memphis.

William H. Jarrard, Jr. has been Vice President of CEI since December 1994, Vice President of the MAE subsidiaries since January 1992 and Managing Director - Partnership Administration of Insignia since January 1991. During the five years prior to joining Insignia in 1991, he served in a similar capacity for U.S. Shelter. Mr. Jarrard is a graduate of the University of South Carolina and a certified public accountant.

John K. Lines has been Secretary of CEI since December 1994, Secretary of the MAE subsidiaries since August 1994 and General Counsel and Secretary of Insignia since July 1994. From May 1993 until June 1994, Mr. Lines was the Assistant General Counsel and Vice President of Ocwen Financial Corporation in West Palm Beach, Florida. From October 1991 until April 1993, Mr. Lines was a Senior Attorney with Banc One Corporation in Columbus, Ohio. From May 1984 until October 1991, Mr. Lines was employed as an associate with Squire Sanders & Dempsey in Columbus, Ohio.

Kelley M. Buechler has been Assistant Secretary of CEI since December 1994, Assistant Secretary of the MAE subsidiaries since January 1992 and Assistant Secretary of Insignia since 1991. During the five years prior to joining Insignia in 1991, she served in a similar capacity for U.S. Shelter. Ms. Buechler is a graduate of the University of North Carolina.

CEI is the general partner of the Partnership and 13 other Affiliated Partnerships as of December 31, 1995.

Item 10.  Executive Compensation

No direct compensation was paid or payable by the Partnership to directors or officers for the year ended December 31, 1995, nor was any direct compensation paid or payable by the Partnership to directors or officers of the General Partner for the year ended December 31, 1995. The Partnership has no plans to pay any such remuneration to any directors or officers of the General Partner in the future.

See "Item 7 - Financial Statements", "Note B - Related Party
Transactions," for amounts of compensation and reimbursement of salaries paid by the Partnership to the General Partner and its affiliates and the former general partner and former affiliates.



Item 11.  Security Ownership of Certain Beneficial Owners and Management


(a)   Security Ownership of Certain Beneficial Owners

      As of February, 1996, no person was known to CEI to own of record or beneficially more than 5 percent (5%) of the Units of the Partnership.

(b)   Beneficial Owners of Management

      Neither CEI nor any of the directors or officers or associates of CEI own any Units of the Partnership of record or beneficially.

(c)   Changes in Control

      Beneficial Owners of CEI

      As of February, 1996, the following persons were known to CEI to be the beneficial owners of more than 5 percent (5%) of its common stock:

                                   Number of      Percent

       Name and Address            CEI Shares     Of Total

       GII Realty, Inc.             100,000         100%

       One Insignia Financial Plaza
       Greenville, SC 29602

       GII Realty, Inc. is owned by MAE-ICC, Inc. (See "Item 1.")

Item 12.  Certain Relationships and Related Transactions

Transactions with Current Management and Others

Except for the transactions described below, neither CEI nor any of its directors, officers or associates, or any associates of any of them, has had any interest in any other transaction to which the Partnership is a party. Please refer to "Item 7 - Financial Statements", "Note B - Related Party Transactions," for the amounts and items of permissible compensation and fees paid to the General Partner and its affiliates and other related parties for the last two years.

The Partnership has paid property management fees based upon collected gross rental revenues ("Rental Revenues") for property management services in each of the years ended December 31, 1995 and 1994, respectively. A portion of such property management fees equal to 4% of Rental Revenues has been paid to the property management companies performing day-to-day property management services and the portion equal to 1% of Rental Revenues has been paid to Partnership Services, Inc. ("PSI") or its predecessor for advisory services related to day-to-day property operations. In July 1993, Coventry Properties, Inc. ("Coventry"), an affiliate of the General Partner, assumed day-to-day property management responsibility for the Partnership's property under the same management fee arrangement as the unaffiliated management companies. In late December 1994, management of the Partnership's property was assumed by an affiliate of Insignia.

All of the above-referenced agreements with affiliates of CEI and related parties of the Partnership are subject to the conditions and limitations imposed by the Partnership Agreement.

Litigation with Former Related Parties

In 1991, the Partnership (and simultaneously other affiliated partnerships) entered claims in Southmark Corporation's Chapter 11 bankruptcy proceeding. These claims related to Southmark Corporation's activities while it exercised control (directly or indirectly through its affiliates) over the Partnership. The Bankruptcy Court set the Partnership's and the other affiliated partnerships' allowed claim at an aggregate $11 million. In March 1994, the Partnership received 4,751 shares of Southmark Corporation Redeemable Series A Preferred Stock and 34,747 shares of Southmark Corporation New Common Stock with an aggregate market value on the date of receipt of approximately $35,000 and $260,000 in cash representing the Partnership's share of the recovery, based on its pro-rata share of the claims filed.

Item 13.  Exhibits, Financial Statements, Schedules and Reports on
          Form 8-K

      (a) Exhibits:  See Exhibit Index contained herein.

          Exhibit 27, Financial Data Schedule, is filed as an exhibit to this report.

      (b) Reports on Form 8-K filed during the fourth quarter of 1995:

          A Form 8-K dated October 24, 1995 was filed reporting a change in the ownership of GII Realty, Inc., the sole stockholder of the general partner of the Registrant.


                               SIGNATURES


      In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2

                                    By:   CONCAP EQUITIES, INC.
                                          General Partner


                                    By:   /s/Carroll D. Vinson
                                          Carroll D. Vinson
                                          President


                                    By:   /s/Robert D. Long, Jr.
                                          Robert D. Long, Jr.
                                          Controller and Principal
                                          Accounting Officer

                                    Date: March 25, 1996

  In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.



/s/Carroll D. Vinson          President                 March 25, 1996
Carroll D. Vinson




/s/Robert D. Long, Jr.        Controller and Principal  March 25, 1996
Robert D. Long, Jr.           Accounting Officer






                            INDEX OF EXHIBITS


   EXHIBIT NO.         DOCUMENT DESCRIPTION

       3 Certificates of Limited Partnership as amended to date (Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1991).

       10.3 Assignment and Assumption as to Certain Property Management Services dated October 1, 1991, by and between CCMLP and ConCap Capital Company. (Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31,
                       1991).

       10.4 Construction Management Cost Reimbursement Agreement dated January 1, 1991, by and between the Partnership and The Hayman Company. (Incorporated by reference to the Annual Report on form 10-K for the year ended December 31,
                       1991).

       10.5 Bill of Sale and Assignment dated October 23, 1990, by and between CCEC and ConCap Services Company (Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1990).

       10.6 Investor Services Agreement dated October 23, 1990, by and between the Partnership and CCEC (Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1990).

       10.7 Assignment and Assumption Agreement (Investor Services Agreement) dated October 23, 1990, by and between CCEC and ConCap Services Company. (Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31,
                       1991).

       10.8 Letter of Notice dated December 20, 1991, from Partnership Services, Inc. ("PSI") to the Partnership regarding the change in ownership and dissolution of ConCap Services Company whereby PSI assumed the Investor Services Agreement. (Incorporated by reference to the Annual Report on Form 10-k for the year ended December 31,
                       1991).

       10.9 Financial Services Agreement dated October 23, 1990, by and between the Partnership and CCEC (Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1990).

       10.10 Assignment and Assumption Agreement (Financial Services Agreement) dated October 23, 1990, by and between CCEC and ConCap Capital Company (Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1990.)

       10.11 Letter of Notice dated December 20, 1991, from PSI to the Partnership regarding the change in ownership and dissolution of ConCap Capital Company whereby PSI assumed the Financial Services Agreement. (Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1991).

       10.12 Property Management Agreement No. 516 dated June 1, 1993, by and between the Partnership and Coventry Properties, Inc.

       10.13 Assignment and Assumption Agreement as to Certain Property Management Services dated November 17, 1993, by and between Coventry Properties, Inc. and Partnership Services, Inc.

       10.14 Stock and Asset Purchase Agreement, dated December 8, 1994 (the "Gordon Agreement"), among MAE-ICC, Inc. ("MAE-ICC"), Gordon Realty Inc. ("Gordon"), GII Realty, Inc. ("GII Realty"), and certain other parties. (Incorporated by reference to Form 8-K dated December 8, 1994)

       10.15 Exercise of the Option (as defined in the Gordon Agreement), dated December 8, 1994, between MAE-ICC and Gordon. (Incorporated by reference to Form 8-K dated December 8, 1994).

       11 Statement regarding computation of Net Income per Limited Partnership Unit (Incorporated by reference to Note 1 of Item 8-Financial
                       Statements of this Form 10-K).

       16.1 Letter dated August 12, 1992, from Ernst & Young to the Securities and Exchange Commission regarding change in certifying accountant.
                       (Incorporated in reference to Form 8-K dated
                       August 6, 1992).

       16.2 Letter dated May 9, 1995 from the Registrant's former independent accountant regarding its concurrence with the statements made by the Registrant regarding a change in the certifying accountant. (Incorporated by reference to Form 8-K dated May 3, 1995).







          FORM 10-QSB.--QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                       Quarterly or Transitional Report

                  (As last amended by 34-32231, eff. 6/3/93.)

                    U.S. Securities and Exchange Commission
                            Washington, D.C.  20549


                                  Form 10-QSB

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                 For the quarterly period ended June 30, 1996


[  ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
      EXCHANGE ACT

                 For the transition period.........to.........

                        Commission file number 0-16682


                   JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2
       (Exact name of small business issuer as specified in its charter)


       California                                             94-3032501
(State or other jurisdiction of                             (IRS Employer
incorporation or organization)                              Identification
No.)

One Insignia Financial Plaza, P.O. Box 1089
   Greenville, South Carolina                                   29602
(Address of principal executive offices)                      (Zip Code)


                   Issuer's telephone number (864) 239-1000



Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No





                        PART I - FINANCIAL INFORMATION


ITEM 1.  FINANCIAL STATEMENTS

a)                 JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2

                                 BALANCE SHEET

                                  (Unaudited)
                       (in thousands, except unit data)

                                 June 30, 1996



 Assets
   Cash and cash equivalents                                          $  553
   Accounts receivable                                                     5
   Escrows for taxes                                                      33
   Prepaid and other assets                                                5
   Investment properties:
      Land                                                $  650
      Buildings and related personal property              1,537
                                                           2,187
      Less accumulated depreciation                         (447)      1,740

                                                                      $2,336

 Liabilities and Partners' Capital (Deficit)

 Liabilities
   Accounts payable                                                   $   11
   Accrued taxes                                                          24
   Other liabilities                                                      35


 Partners' Capital (Deficit)
   General partner                                        $  (37)
   Corporate limited partners - on behalf
      of the Unitholders - (67,814 Units
      issued and outstanding)                              2,303       2,266

                                                                      $2,336

          See Accompanying Notes to Consolidated Financial Statements

b)                 JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2

                           STATEMENTS OF OPERATIONS
                                  (Unaudited)
                       (in thousands, except unit data)


                                   Three Months Ended          Six Months Ended
                                        June 30,                   June 30,
                                     1996          1995         1996         1995
Revenues:
    Rental income                   $ 102        $   90        $ 201       $  177
    Other income                        9           103           18          112
       Total revenues                 111           193          219          289

 Expenses:
    Operating                          23            24           42           47
    General and administrative         31            29           40           44
    Maintenance                         3             8            7           12
    Depreciation                       20            20           40           40
    Property taxes                     12            12           24           24
       Total expenses                  89            93          153          167

    Net income                      $  22        $  100        $  66       $  122

 Net income allocated
    to general partner (1%)         $  --        $    1        $   1       $    1
 Net income allocated
    to limited partners (99%)          22            99           65          121

                                    $  22        $  100        $  66       $  122

 Net income per Unit of
    Depositary Receipts             $ .33        $ 1.46        $ .96       $ 1.78

          See Accompanying Notes to Consolidated Financial Statements

c)                 JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2

              STATEMENT OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
                                  (Unaudited)
                       (in thousands, except unit data)

                                                              Unitholders
                                                                Units of
                                     Units of                  Depositary
                                     Depositary    General      Receipts
                                      Receipts     Partner      (Note A)     Total

 Original capital contributions         68,854     $     1      $6,885      $6,886

 Partners' capital (deficit)
    at December 31, 1995                67,814     $   (38)     $2,238      $2,200

 Net income for the six months
    ended June 30, 1996                     --           1          65          66

 Partners' capital (deficit) at
    June 30, 1996                       67,814     $   (37)     $2,303      $2,266

         See Accompanying Notes to Consolidated Financial Statements


d)                 JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2

                           STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                (in thousands)



                                                         Six Months Ended
                                                             June 30,
                                                       1996            1995

 Cash flows from operating activities:
    Net income                                       $    66         $   122
    Adjustments to reconcile net income to
       net cash provided by operating activities:
        Depreciation                                      40              40
    Change in accounts:
        Accounts receivable                                1              (2)
        Escrows for taxes                                (25)            (16)
        Prepaid and other assets                           8               7
        Accounts payable                                   7              --
        Accrued taxes                                     24              24
        Other liabilities                                  9              27

            Net cash provided by
                operating activities                     130             202

 Cash flows from investing activities:
    Property improvements and replacements                (1)             (1)
    Purchase of investments                               --            (453)
    Proceeds from sale of investments                     --             531

            Net cash (used in) provided by
                investing activities                      (1)             77

 Cash flows from financing activities:                    --              --

 Net increase in cash and cash equivalents               129             279

 Cash and cash equivalents at beginning of period        424             152

 Cash and cash equivalents at end of period          $   553         $   431

          See Accompanying Notes to Consolidated Financial Statements

Note A - Basis of Presentation

The accompanying unaudited financial statements of Johnstown/Consolidated Income Partners/2 (the "Partnership" or "Registrant") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the General Partner, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1996, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1996. For further information, refer to the financial statements and footnotes thereto included in the Partnership's annual report on Form 10-KSB for the fiscal year ended December 31, 1995.

Certain reclassifications have been made to the 1995 information to conform to the 1996 presentation.

Units of Depositary Receipts

Johnstown/Consolidated Depositary Corporation/2 (the "Corporate Limited Partner"), an affiliate of the former general partner, serves as a depositary of certain Units of Depositary Receipts ("Units"). The Units represent economic rights attributable to the limited partnership interests in the Partnership and entitle the holders thereof ("Unitholders") to certain economic benefits, allocations and distributions of the Partnership.

Note B - Transactions with Affiliated Parties

The Partnership has paid property management fees as noted below based upon collected gross rental revenues for property management services in each of the six months ended June 30, 1996 and 1995. Property management fees of approximately $13,000 and $11,000 were paid to affiliates of the General Partner for the six months ended June 30, 1996 and 1995, respectively. These fees are included in operating expenses.

The Partnership Agreement also provides for reimbursement to the General Partner and its affiliates for costs incurred in connection with the administration of Partnership activities. Reimbursements for services of affiliates of approximately $16,000 and $25,000 were paid to the General Partner and its affiliates for the six months ended June 30, 1996 and 1995, respectively.

In July 1995, the Partnership began insuring its properties under a master policy through an agency and insurer unaffiliated with the General Partner.
An affiliate of the General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the General Partner who receives payment on these obligations from the agent. The amount of the Partnership's insurance premiums accruing to the benefit of the affiliate of the General Partner by virtue of the agent's obligations is not significant.



Note C - Commitment

The Partnership is required by the Partnership Agreement to maintain working capital reserves for contingencies of not less than 3% of Net Invested Capital as defined in the Partnership Agreement. In the event expenditures are made from these reserves, operating revenue shall be allocated to such reserves to the extent necessary to maintain the foregoing level. Cash and cash equivalents of approximately $553,000 at June 30, 1996, exceeded the Partnership's reserve requirement of approximately $73,000.



ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The Partnership's investment property consists of a two-thirds interest in a mini-warehouse. The following table sets forth the average occupancy of the property for the six months ended June 30, 1996 and 1995:


                                                           Average Occupancy

                                                           1996         1995

       Florida #6 Mini-Warehouse                           92%           92%
           Lauderhill, Florida


The Partnership realized net income of approximately $66,000 for the six months ended June 30, 1996, and $22,000 for the three months ended June 30, 1996, compared to net income of $122,000 for the six months ended June 30, 1995, and $100,000 for the three months ended June 30, 1995. The decrease in net income is due primarily to a decrease in other income mitigated by increased rental revenue.


Rental income increased for the three and six months ended June 30, 1996, compared to the corresponding periods of 1995 as a result of an overall increase in rental rates at the Partnership's investment property. Other income decreased due to the non-recurring nature of the dividends received on the Partnership's investment in Southmark Preferred Stock during the second quarter of 1995. Operating expenses decreased due to reduced personnel costs and maintenance expense decreased due to reduced yard and grounds contract fees.

As part of the ongoing business plan of the Partnership, the General Partner monitors the rental market environment of its investment property to assess the feasibility of increasing rents, maintaining or increasing occupancy levels and protecting the Partnership from increases in expenses. As part of this plan, the General Partner attempts to protect the Partnership from the burden of inflation-related increases in expenses by increasing rents and maintaining a high overall occupancy level. However, due to changing market conditions, which can result in the use of rental concessions and rental reductions to offset softening market conditions, there is no guarantee that the General Partner will be able to sustain such a plan.

At June 30, 1996, the Partnership held cash and cash equivalents of approximately $553,000 compared to approximately $431,000 at June 30, 1995. Net cash provided by operations decreased primarily due to the partnership receiving no dividend income from the Southmark stock, as discussed above. Net cash provided by investing activities decreased due to the absence of proceeds from the sale of investments in 1996. The decrease in investing activities was due to the Partnership investing in shorter term cash equivalents during 1996 rather than longer term securities. No cash was provided by or used in financing activities in the six months ended June 30, 1996 or 1995.

The sufficiency of existing liquid assets to meet future liquidity and capital expenditure requirements is directly related to the level of capital expenditures required at the property to adequately maintain the physical assets and other operating needs of the Partnership. Such assets are currently thought to be sufficient for any near-term needs of the Partnership. Future cash distributions will depend on the levels of net cash generated from operations, property sales and the availability of cash reserves. As part of the Partnership's ongoing attempt to maximize the return to the Unitholders, the Partnership is exploring the possibility of selling the commercial property in which it has invested. The General Partner intends to solicit the Unitholders of the Partnership to amend the Partnership Agreement to authorize the General Partner to sell all or substantially all of the Partnership's assets to unaffiliated entities pursuant to a binding agreement to be entered into on or before December 31, 1996, at a price of not less than $2,000,000.
A consequence of the closing of such a sale would likely be the dissolution and termination of the Partnership. During the first six months of 1996 or 1995, no cash distributions were declared or paid.

                          PART II - OTHER INFORMATION


Item 6. Exhibits and Reports on Form 8-K

      (a)  Exhibits:

           Exhibit 27, Financial Data Schedule, is filed as an exhibit to this report.

      (b)  Reports on Form 8-K

           None.


                                  SIGNATURES



   In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                           JOHNSTOWN/CONSOLIDATED INCOME PARTNERS/2

                           By:       CONCAP EQUITIES, INC.
                                     General Partner



                           By:       /s/ Carroll D. Vinson
                                     Carroll D. Vinson
                                     President




                           By:       /s/ Robert D. Long, Jr.
                                     Robert D. Long, Jr.
                                     Vice President/CAO



                           Date:     August 7, 1996